UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2017

BANCORP OF NEW JERSEY, INC.

(Exact name of registrant as specified in its charter)

NEW JERSEY	001-34089	20-8444387
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1365 Palisade Ave, Fort Lee, New Jersey 07024

(Address of principal executive offices) (Zip code)

(201) 944-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2017, the Registrant and the Bank of New Jersey, the Registrant’s wholly owned subsidiary (the “Bank”, and collectively with the Registrant, the “Employer”), entered into an Amended and Restated Employment Agreement (the “Agreement”) with Nancy E. Graves, the President and Chief Executive Officer of the Registrant and President and Chief Executive Officer of Bank.  The Agreement has an initial term of three years, provided that the term shall be extended for an additional year on the first anniversary of the Agreement and on each anniversary thereafter, unless either the Employer or the Ms. Graves delivers written notice to the other party not less than 90 days prior to the applicable anniversary.

Ms. Graves is entitled to a base salary of $450,000, subject to annual review and potential increase, discretionary and/or performance-based annual cash incentive/bonus payments as authorized by the board of directors or compensation committee of the Registrant, and to participate in the equity compensation plans maintained by the Company from time to time.  Ms. Graves’ cash bonus for the 2017 fiscal year shall not exceed $150,000.  Ms. Graves is also entitled to a reimbursement of reasonable business expenses and to participate in the benefit plans offered to the Bank’s employees, generally, such as medical insurance, group term life insurance and a 401(k) plan.  Ms. Graves is also eligible to participate in the Registrant’s long-term equity incentive program and pursuant to the agreement was granted an award of 30,000 shares of the Registrant’s restricted stock, with one-third vesting annually on December 31, 2017, 2018, and 2019, respectively.

The agreement contemplates termination in various circumstances.  In the event of termination by the Employer as a result of Ms. Graves’ disability, as defined in the agreement, the Registrant will pay to Ms. Graves any bonus or other short-term incentive compensation earned, but not yet paid, and cause any unvested portion of the restricted stock award referenced above to become fully vested.   In the event Ms. Graves is terminated other than for cause, as defined in the agreement, or if she resigns for good reason, as also defined in the agreement,  she will be entitled to receive severance pay equal the aggregate of  her then current base salary plus the average of her last two year’s annual bonus(es), multiplied by two.  In addition, Employer will pay an amount towards Ms. Graves’ monthly COBRA premiums in an amount equal to the amount the Registrant was paying immediately prior to termination for one year.  If Ms. Graves is terminated for cause, she shall not be entitled to any further compensation pursuant to the Agreement.

The Agreement includes non-compete, non-solicitation and confidentiality provisions, as well as a compensation clawback provision.

If Ms. Graves’ employment is terminated without cause or if she resigns for Good Reason, in each case within one year after a Change in Control, as defined in the Agreement, then she shall receive her a single lump sum amount equal to 299% of the sum of (A) her current rate of annual base salary in effect immediately preceding such termination and (B) the average of her last two years’ annual bonus(es).  In addition, Employer will pay an amount towards Ms. Graves’ monthly COBRA premiums in an amount equal to what Employer was paying immediately prior to termination for one year. These payments are subject to reduction in the event they would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to the excise tax imposed by Section 4999 of the Internal revenue Code.

The foregoing descriptions of the employment agreement and change of control agreement with Ms. Graves are qualified in their entirety by reference to the text of the employment agreement and change of control agreement, which are filed as Exhibits 10.1 to this current report on Form 8-K and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

10.1	Employment Agreement by and among the Registrant, Bank of New Jersey, and Nancy E. Graves dated March 23, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP OF NEW JERSEY, INC.

Date: March 28, 2017	By:	/s/ Nancy E. Graves
Nancy E. Graves
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and among the Registrant, Bank of New Jersey, and Nancy E. Graves dated March 23, 2017.